                                                                   Exhibit 12.1

                        Mohegan Tribal Gaming Authority

                      Ratio of Earnings to Fixed Charges


                                                                                       Six Months
                                           Fiscal Years Ended September 30,         Ended March 31,
                                     --------------------------------------------- -----------------
                                       2001      2000      1999     1998   1997(1)   2002     2001
                                     --------  --------  -------  -------- ------- -------  --------
                                                      (in thousands, except ratios)
Income from continuing operations... $205,439  $146,608  $   320  $ 88,148 $39,374 $27,604  $ 69,234
Amortization of capitalized interest      794       794      794       794     794   1,097       397
Fixed charges.......................   57,004    50,904   58,442    51,055  46,327  40,966    24,620
Capitalized interest................  (27,408)   (9,880)    (534)       --      --  (6,322)  (10,711)
                                     --------  --------  -------  -------- ------- -------  --------
Earnings............................ $235,829  $188,426  $59,022  $139,997 $86,495 $63,345  $ 83,540
                                     ========  ========  =======  ======== ======= =======  ========
Interest expense.................... $ 25,060  $ 37,799  $55,595  $ 50,172 $45,095 $31,946  $ 11,815
Capitalized interest................   27,408     9,880      534        --      --   6,322    10,711
Amortization of financing fees......    4,536     3,225    2,313       883   1,232   2,698     2,094
                                     --------  --------  -------  -------- ------- -------  --------
Total fixed charges................. $ 57,004  $ 50,904  $58,442  $ 51,055 $46,327 $40,966  $ 24,620
                                     ========  ========  =======  ======== ======= =======  ========
Ratio of earnings to
  fixed charges.....................    4.14x     3.70x    1.01x     2.74x   1.87x   1.55x     3.39x
                                     ========  ========  =======  ======== ======= =======  ========

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(1) The Authority commenced operations on October 12, 1996.